Exhibit 99.1

MariMed Announces Preliminary First Quarter 2020 Results

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Total Revenues Increase 112% Year-Over-Year

NORWOOD, Mass., May 12, 2020 — MariMed Inc. (MRMD:OTCQX) (the “Company” or MariMed), a leading multi-state cannabis and hemp operator focused on health and wellness, today announced preliminary, unaudited, select financial results for the three-month period ended March 31, 2020.

Preliminary Unaudited Financial Highlights:

●	Revenue of $7.5 million, a 112% increase compared with $3.5 million in Q1 2019
●	Gross profit of $4.6 million, compared with $2.3 million in Q1 2019
●	EBITDA of $1.5 million, compared with an EBITDA loss of $4,000 in Q1 2019

Due primarily to the impact of the coronavirus (COVID-19) pandemic on the Company and its financial team preparing the financial reports and results, the Company has filed a Current Report on Form 8-K to avail itself of a 45 day extension to file its Form 10-Q, relying on an order issued by the Securities and Exchange Commission on March 25, 2020 pursuant to Section 36 of the Securities Exchange Act of 1934, as amended (Release No. 34-88465) (the “SEC COVID Order”). The Registrant will file its Form 10-Q as soon as practicable, and in any event, within the 45-day extension period under the SEC COVID Order.

Revenues for first quarter 2020 will approximate $7.5 million, a 112% increase compared with $3.5 million in the first quarter 2019. The year-over-year increase of approximately $4.0 million was primarily due to sales in 2020 from the consolidation of the Company’s cannabis client businesses in Illinois and Massachusetts. Revenue from these now wholly owned subsidiaries, KPGs in Illinois and ARL Healthcare in Massachusetts, are expected to increase significantly over the balance of 2020. Revenue from licensing fees from the sale and distribution of MariMed branded products Betty’s Eddies™ and Kalm Fusion brands™ increased 34% over the same period in the prior year and are expected to experience significant growth over the balance of 2020.

During the COVID-19 pandemic, Massachusetts has deemed dispensaries operating under the medical program essential, allowing MariMed to provide its medical cannabis patients with uninterrupted access to the products they need during the pendency of the pandemic. In addition, the Company was recently granted three provisional adult-use licenses by the Massachusetts Cannabis Control Commission (CCC) for cultivation, production, and a dispensary. The cultivation and production licenses will be utilized at its New Bedford manufacturing facility and the dispensary license at its Panacea Wellness™ in Middleborough. The Company expects to begin selling cannabis products for adult-use in the coming months, pending final inspections by the Massachusetts authorities.

On January 1, 2020, adult-use cannabis sales became legal in Illinois, which resulted in an immediate sales ramp-up in the first quarter of 2020 at MariMed’s two medical cannabis dispensaries. MariMed also announced it has a third dispensary under development in Illinois which will benefit significantly from Illinois’ new adult use program.

MariMed’s plan to consolidate the cannabis license companies it has developed and manages remains on track. Under MariMed management, revenue of the managed cannabis businesses in Delaware and Maryland continue to experience significant growth. Once completed, the consolidation will allow MariMed to include the revenues from these and other states in its reported consolidated financial results.

“The success of our consolidation strategy contributed to our sales momentum in the first quarter of 2020, enabling us to grow quarterly revenues by 112% compared to the prior year period,” said Bob Fireman, CEO of MariMed. He added, “We are pleased with the consistently strong performances reported by our consolidated cannabis businesses in Illinois and Massachusetts as well as an increase in licensing revenues, in line with our strategic growth plan. As we move through 2020, we expect to continue strong revenue growth from further consolidation of our client businesses as well as the expansion of our product portfolio into additional states.”

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About MariMed:

MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people through the use of cannabinoids and cannabis products. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units.

The Company is at the forefront of science and innovation through research developed by its lab technicians and medical advisors resulting in industry-leading products and brands, including “Kalm Fusion”, “Betty’s Eddies” and Bourne Baked Goods. These precision dosed products are focused on specific medical symptoms and are licensed and distributed across the country.

In 2019, with the enactment of the 2018 US Farm Bill, MariMed formed MariMed Hemp, a wholly owned subsidiary, to leverage its seed to sale cannabis platform and experience into the emerging hemp-based CBD industry. MariMed Hemp has developed and is marketing a portfolio of CBD brands and products to multiple retailers and direct to consumers both domestically and internationally. For additional information, visit marimedinc.com.

Important Caution Regarding Forward-Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement and changes in the economic environment and developments in, and the outcome of, GenCanna’s Chapter 11 proceeding. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected,” “looks” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

Company Contact

Jon Levine, CFO

MariMed Inc.

Tel (781) 559-8713

Media Contact

Abigail Diehl

MariMed Inc.

adiehl@marimedinc.com

Annie Graf

KCSA Strategic Communications

agraf@kcsa.com

Investors

KCSA Strategic Communications

Scott Eckstein / Elizabeth Barker

MRMD@kcsa.com